Report of Independent Accountants


To the Board of Directors and Shareholders of Alliance Institutional Reserves, Inc.

In our opinion, the accompanying statements of net assets and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Alliance Institutional Reserves - Prime, Government, Tax-Free, Trust, Treasury and California Tax-Free Portfolios (the "Fund") at April 30, 2001, the results of each of their operations, and the changes in each of their net assets and the financial highlights for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at April 30, 2001, by correspondence with the custodian and brokers, provide a reasonable basis for our opinion. The financial highlights for each of the periods ended prior to May 1, 1999, were audited by other independent accountants whose report dated May 27, 1999, expressed an unqualified opinion on those statements.


PricewaterhouseCoopers LLP


New York, New York
June 1, 2001



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